Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made by and between Inspirato LLC, a Delaware limited liability company (the “Company”), and Eric Grosse, a California resident (“Executive”), effective as of September 25, 2023 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive upon the terms and conditions set forth herein, and Executive desires to accept employment with the Company upon such terms and conditions.

WHEREAS, the parties executed an Executive Employment Agreement on September 22, 2023 (the “Original Agreement”), however, the parties wish to correct and amend certain provisions therein; therefore the parties mutually agree that this Executive Employment Agreement effective on September 25, 2023 replaces and supersedes the Original Agreement.

NOW, THEREFORE, for and in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.	EMPLOYMENT AND DUTIES.

1.1	Position. Executive shall be employed by the Company as its Chief Executive Officer, reporting to the Inspirato Incorporated Board of Directors (the “Board”) or such other Company official as the Board may direct from time to time. In such position, the Executive shall have such duties, authority, and responsibilities of such a position in a similar sized company and as granted by the bylaws of the Company, Executive’s duties may include providing services and serving as a member of the Board, an officer, or director, without additional compensation, to any or all of the Company’s direct or indirect parent, subsidiary or affiliated companies (collectively, the “Companies”).

1.2	Full Attention. Executive shall devote his full business time exclusively to affairs of the Company and the discharge of his duties and responsibilities hereunder. Executive shall not, without the consent of the Company, engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall limit Executive’s ability to participate in reasonable levels of charitable, civic, trade organization, and similar activities, passive personal investment activities, and to join as a member the board of directors of other companies, provided that such activities do not, as determined by the Company at its sole reasonable discretion, create an actual or apparent conflict of interest, violate any provision of this Agreement or any other contract between Executive and the Company, or otherwise materially interfere with the performance of Executive’s duties under this Agreement.

1.3	Confidentiality Agreement. As a condition of employment, Executive shall sign and comply with all provisions of the Employee Proprietary Rights and Inventions Assignment Agreement, which includes confidentiality provisions, attached as Exhibit 1 hereto, as well as any successor agreement thereto regarding the same subject matter (the “Confidentiality Agreement”), and Executive acknowledges that his employment is adequate consideration for such agreement.

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2.	TERM. This Agreement shall be effective on the Effective Date. Executive’s employment with the Company pursuant to this Agreement shall commence on September 25, 2023 (the "Start Date") and shall continue until terminated as provided in Section 4 of this Agreement. The period of Executive’s employment pursuant to this Agreement shall be the “Term.”

3.	COMPENSATION AND BENEFITS. During the Term, the Company shall provide the following compensation and benefits to Executive:

3.1	Base Salary. Executive shall receive an annualized base salary (“Base Salary”) of $550,000 (Five Hundred and Fifty Thousand Dollars). Based upon the Board’s reasonable and good faith evaluation of Executive’s performance under this Agreement, Base Salary may be increased or decreased from time to time at the sole discretion of the Board, provided that Base Salary may not be decreased below the amount stated in this Section 3.1. Base Salary shall be paid in accordance with the Company’s standard payroll practices as they may exist from time to time.

3.2	Signing Bonus. Executive shall receive a signing bonus of $150,000 payable in two equal amounts, 50% upon the execution of this Agreement, and upon continuous employment, the remaining 50% on January 1, 2024.

3.3	Annual Bonus. Effective starting the calendar year of 2024, Executive shall be eligible for an annual performance bonus (“Annual Bonus”), in the target amount of one hundred percent (100%) of Base Salary, based upon the achievement by Executive and/or the Company of performance goals established by the Board at its sole discretion. The Annual Bonus may be zero if the Board determines in good faith that the performance goals have not been met, or may be paid in proportion to the Board’s determination of performance goals. Any bonus to be paid for a year shall be paid not later than March 15 of the subsequent year.

3.4	Equity.

3.4.1	One-Time Equity Grant. Subject to approval of the Board, the Company shall, within sixty (60) days after the Start Date, grant Executive a one-time service-based grant of Restricted Stock Units (“RSUs”) for a number of shares of Class A common stock of Inspirato Incorporated (the “Parent Stock”) with an aggregate value of $4,000,000 based on the closing price of one share of the Parent Stock as of the Start Date (the “One-Time Equity Grant”). The One-Time Equity Grant shall vest on a four year schedule with 25% vesting at one year and the remainder vesting quarterly thereafter. The One-time Equity Grant will be governed by and subject to the terms of the Company’s Equity Incentive Plan and the applicable grant agreement.

3.4.2	Annual Grant. Each year, commencing with the Company’s performance in 2024, Executive will be considered for a performance-based equity award of RSUs for a number of shares of the Parent Stock, with the annual equity target being $2,225,000 in value for performance in 2024 and 2025 and $2,500,000 per year thereafter (the “Annual Grant”). The Board will award each Annual Grant in the first quarter of the year based upon the Company’s performance in the previous fiscal year, which could be zero. For example, the Board will determine Executive’s bonus for the Company’s performance in 2024 in Q1 of 2025; the first vesting event on any grant made in Q1 of 2024 will take place in Q1 of 2026. Any Annual Grants will be subject to the Company’s Equity Incentive Plan and any applicable grant agreement.

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3.5	Paid Time Off. Executive shall be eligible for paid time off (“PTO”) in accordance with the Company’s PTO policies as they may exist from time to time, and as required by any state and local law. The Executive will also be entitled to all paid holidays given by the Company to its executives.

3.6	Other Employment Benefits. Executive shall be allowed to participate in the Company’s other benefit plans and programs on the same basis as other Company executives, subject to the eligibility requirements of such plans or programs. Such benefit plans and programs may be adopted, modified or terminated by the Company from time to time in its sole discretion and may include, without limitation, medical, health and dental care, life insurance, disability protection, 401(k) and retirement plans.

3.7	Expense Reimbursement. The Company shall reimburse Executive for out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Company’s policies regarding expense reimbursement as they may exist from time to time.

4.	TERMINATION. Executive’s employment with the Company may be terminated as provided in this Section 4. This Agreement shall terminate upon the termination of Executive’s employment with the Company; provided, however, that termination of this Agreement shall not relieve either party of obligations under this Agreement which by their terms are to be performed after termination.

4.1	Termination by Company for Cause. The Company may terminate Executive’s employment for Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. As used in this Agreement, “Cause” shall mean Executive’s: (a) conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty; (b) material violation of law, or act of fraud or material dishonesty, in connection with Executive’s employment; (c) refusal or intentional failure to comply with any lawful written directive of the Company; (d) breach of Executive’s fiduciary duty or duty of loyalty to the Company; (e) material breach of this Agreement, the Confidentiality Agreement, or any other contract with the Company that is not cured (if capable of cure, as determined by the Company in its reasonable judgment) within ten (10) days after written notice to Executive identifying the breach and what performance is expected to cure the same; (f) material violation of any written Company policy that is not cured (if capable of cure, as determined by the Company in its reasonable judgment) within ten (10) days after written notice to Executive identifying the violation and what performance is expected to cure the same; or (g) conduct by the Executive constituting a willful and material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation (A) dishonesty to the Company with respect to any material matter; or (B) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes. Notwithstanding the foregoing, no act or omission by the Executive shall be grounds for a Cause termination if such act or omission was taken by the Executive in a reasonable belief that Executive was acting in the best interest of the Company.

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4.2	Termination by Company Without Cause. The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof. Any involuntary termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4.1 or does not result from the Disability of the Executive under Section 4.3 will be deemed a termination without Cause.

4.3	Termination by Executive. Executive may terminate Executive’s employment at any time for any reason, including, but not limited to, Good Reason, upon written notice to the Company, effective immediately or upon such later date as may be specified in the notice. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof. For purposes of this Agreement, "Good Reason" will mean that the Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive's responsibilities, authority or duties; (ii) a material diminution in the Executive's Base Salary except for across-the-board salary reductions based on the Company's financial performance similarly affecting all or substantially all senior management employees of the Company; and (iii) a material change in the geographic location at which the Executive provides services to the Company; (iv) a material breach of this Agreement by the Company; and (v) the failure of any acquirer of the Company, to agree to the terms of this Agreement. "Good Reason Process" will mean that (a) the Executive reasonably determines in good faith that a "Good Reason" condition has occurred; (b) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of his knowledge of the first occurrence of such condition; (c) the Executive cooperates in good faith with the Company's efforts, for a period not less than 30 days following such notice (the "Cure Period"), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Executive terminates his/her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

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4.4	Termination upon Death or Disability. Executive’s employment will terminate automatically upon Executive’s death; provided, however, that Executive’s death shall not terminate the rights of his heirs or estate to compensation earned by Executive under this Agreement at the time of his death. The Company may terminate Executive’s employment for Disability at any time upon written notice to Executive or Executive’s legal representative, with immediate effect. As used in this Agreement, “Disability” means that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months, Executive (a) is unable, with reasonable accommodation, to engage in any substantial gainful activity or (b) has been receiving income replacement benefits for a period of not less than 120 days under an accident and health plan covering employees of the Company. If any question arises as to whether during any period the Executive is disabled so as to be unable to perform with reasonable accommodation the essential functions of the Executive’s then existing position or positions the Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail, by a physician selected by the Company trained in the disability affecting Executive to whom the Executive or the Executive’s guardian has no reasonable objection, as to whether the Executive is so disabled or how long such disability is expected to continue. Such certification will for the purposes of this Agreement be conclusive of the issue. The Executive will cooperate with any reasonable request of the physician in connection with such certification. If such question will arise and the Executive unreasonably fails to submit such certification, the Company’s determination of such issue will be binding on the Executive. For the avoidance of doubt, a termination by the Company for Disability shall not constitute a termination by the Company without Cause. Nothing in this Agreement will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

4.5	Termination by Agreement. Executive’s employment with the Company may be terminated at any time by written agreement of the parties.

4.6	Payment upon Termination.

4.6.1	Accrued Payments. Upon the termination of Executive’s employment with the Company, Executive shall be entitled to payment of (a) earned but unpaid Base Salary through the date of termination, (b) any earned but unpaid Annual Bonus from a previous year, (c) reimbursement of business expenses incurred during employment in accordance with Section 3.6 of this Agreement, and (d) any benefits accrued and vested as of the date of termination in accordance with the applicable benefit plans (collectively, the “Accrued Payments”). Executive shall not be entitled to severance pay or other similar termination payment or benefit of any kind except as expressly provided in Section 4.6.2 of this Agreement.

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4.6.2	Severance. If the Company terminates Executive’s employment (actually and not constructively, except as set forth in Section 4.3) without Cause or if Executive terminates employment for Good Reason as provided in section 4.3, and provided that Executive (x) is in material compliance with this Agreement and the Confidentiality Agreement and (y) executes and returns to the Company a complete release of all claims against the Company and related persons in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days after the effective date of such termination (“Termination Date”), the Company shall, in addition to payment of the Accrued Payments:

(a)	pay severance to Executive in an amount equal to twelve (12) months of Base Salary at the rate in effect as of the Termination Date, which shall be paid in equal installments in twenty-four (24) substantially equal payments paid on the Company’s regular paydays, commencing on the Termination Date (the “Severance Period”); provided, however, that: (i) the first such payment shall be made on the first payday that is at least sixty (60) days after the Termination Date and shall include all sums that would have been paid had payment commenced on the first payday after the Termination Date; (ii) the Severance Period shall terminate immediately upon Executive’s material breach of this Agreement or the Confidentiality Agreement; and (iii) if the sixty-day period within which the release must become effective spans two calendar years, no payment pursuant to this Section 4.6.2 shall be made before the first business day of the second calendar year;

(b)	pay to Executive an Annual Bonus in the target amount for the year in which the Terminate Date occurs;

(c)	provided that Executive timely elects and is eligible for Continuation Coverage as defined herein the Company shall pay directly to the Company’s COBRA provider or group health plan provider for premiums to continue the medical, dental and vision insurance coverage (if any) of Executive and Executive’s eligible dependents pursuant to the continuation-coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or comparable state law (“Continuation Coverage”) from the Termination Date through the earlier of (i) the eighteen (18) month anniversary after the Termination Date; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Executive’s continuation rights under COBRA. provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

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(d)	cause all of Executive’s unvested equity to vest subject to the below Termination Vesting Schedule as outlined herein, as of the Termination Date. Equity grants shall in all other respects continue to be covered by the Company’s Equity Incentive Plan and applicable grant agreements. “Termination Vesting Schedule”:

Date	Vesting Percentage
Start Date through 180 days of employment	50%
181 through 270 days after Start Date	75%
271 days after Start Date and beyond	100%

4.6.3	Change of Control Defined. As used herein, “Change of Control” shall mean: (a) any change in the ownership or control of the common stock of the Company which results in more than 50% of the issued and outstanding common stock of the Company being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of the Company as of the date of this Agreement; (b) the merger or consolidation of the Company with another entity such that more than 50% of the issued and outstanding equity interests of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of the Company as of the date of this Agreement; or (c) the sale of all or substantially all of the operating assets of the Company.

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5.	ADDITIONAL PROVISIONS

5.1	Notices. All notices to be given to a party hereto shall be properly given (a) on the date the notice is hand-delivered, (b) on the day after the notice is deposited with UPS or FedEx for overnight delivery to the address shown below or such other address as the party may have designated by notice to the other party, or (c) on the date received as evidence through “read receipt” via electronic mail, addressed to such party at the address shown below or such other address as the party may have designated by notice to the other party:

The Company:	Executive:
Inspirato LLC	Eric Grosse
Attn: Legal Dept	3424 Jackson Street
1544 Wazee St	San Francisco, CA 94118
Denver, CO 80202	ergrosse@gmail.com
legal@inspirato.com

5.2	Severability. The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

5.3	Modification; Waiver. Except for judicial modification as provided in Section 5.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.4	Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. The payment of any annual bonus is intended to be a “short term deferral” under Section 409A and any amount payable shall be paid in a lump sum on a date determined by The Company before the end of the “short term deferral” period” with respect to such bonus. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement for expenses shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect the amounts reimbursable in any subsequent year. Notwithstanding any other provision in this Agreement or in any other document, The Company shall not be responsible for the payment of any applicable taxes incurred by Executive pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

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5.5	Governing Law; Venue. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Executive and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. If an action is brought under this Agreement in Denver, Colorado, upon presentment of detailed receipts, the Company shall reimburse Executive up to a maximum of $5,000 for Executive’s properly and reasonably incurred expenses related to flights and hotel accommodations for Executive to attend depositions, court dates, and any other litigation events where in-person attendance is reasonably expected or required. For sake of clarity, the reimbursement of travel costs referenced in this Section 5.5 shall in no way include reimbursement of attorney’s fees and expenses or legal costs.

5.6	Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s reasonable attorney fees incurred as a result of such breach or threatened breach.

5.7	Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Executive and Executive’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Executive may not assign this Agreement.

5.8	Taxes. All payments pursuant to this Agreement shall be subject to withholding for taxes as required by applicable law.

5.9	Construction. This Agreement shall be deemed to have been drafted jointly by the parties, and no ambiguity in the Agreement shall be construed against either the Company or Executive.

5.10	Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.

5.11	Complete Agreement. This Agreement (along with the Confidentiality Agreement) is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

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WHEREUPON, the parties have executed this Agreement on the dates shown below, to be effective as of the Effective Date.

EXECUTIVE:		THE COMPANY: INSPIRATO LLC

By:	/s/ Eric Grosse	By:	/s/ Robert Kaiden
	Eric Grosse		Robert Kaiden, Chief Financial Officer

Date:	9/25/2023	Date:	9/25/2023

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EXHIBIT 1

EMPLOYEE PROPRIETARY RIGHTS AND INVENTIONS

ASSIGNMENT AGREEMENT

This Employee Covenant Agreement (“Agreement”) is made and entered into by and between Inspirato LLC, a (the “Company”), and the employee whose name and signature appear below (“Employee”) as of the date of Employee’s signature below:

WHEREAS, Employee is employed or has been offered employment with the Company to provide services to the Company and/or to one or more of the other Companies (as defined below) in a position in which Employee will or may have access to the Companies’ intellectual property, trade secrets and other confidential information; and

WHEREAS, the Companies’ intellectual property, trade secrets and other confidential information are valuable assets of the Companies.

NOW, THEREFORE, in consideration of the employment described above and other good and valuable consideration, the parties agree as follows:

1.	CONFIDENTIALITY.

1.1          Definition of “Affiliate.” As used in this Agreement, “Affiliate” means a legal entity that (a) owns or controls in whole or in part another legal entity, (b) is owned or controlled in whole or in part by one or more other legal entities or natural persons, or (c) is under common ownership or control in whole or in part with another legal entity.

1.2          Definition of the “Companies.” As used in this Agreement, the “Companies” means the Company and all of its direct and indirect Affiliates.

1.3          Definition of “Confidential Information.” As used in this Agreement, “Confidential Information” means all intellectual property of the Companies, all of the Companies’ “trade secrets” as defined in the Colorado Uniform Trade Secrets Act (C.R.S §7-74-101 et seq.), and all other non-public information of the Companies relating to the business of the Companies, including but not limited to all non-public information regarding the Companies’: organization, operations, and management; revenues, expenses and finances; existing and prospective contracts and business arrangements; policies and procedures; employees and contractors, including payroll, medical and other personnel records; customers, including customer lists and customer needs and preferences; vendors and service providers; business and marketing plans and strategies; data and datasets; software, hardware and information systems; patents, trademarks and other intellectual property. Confidential Information does not include information that (i) arises from Employee’s general training, knowledge, skill, or experience, whether gained from Company or not; (ii) that is readily ascertainable to the public; (iii) information that a worker otherwise has a right to disclose as legally protected; (iv) specific information that has become generally publicly known through no fault of Employee; (v) information previously known by Executive before his employment by the Company; (vi) information given by the Company to any third-party without the requirement of confidentiality; or (vii) information developed independently without any breach of this Agreement.

1.4          Confidentiality and Nondisclosure. Employee hereby acknowledges and agrees that all Confidential Information which Employee receives or learns while employed by the Company shall be considered the exclusive property of the Company. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use any Confidential Information for the benefit of any person other than the Companies. The obligations set forth in this paragraph are in addition to, and not in lieu of, any obligations of Employee otherwise provided by law, such as trade secret statutes, fiduciary duties, and the like.

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1.5          Return of Company Property. Employee agrees that upon termination of Employee’s employment with the Company, for whatever reason and whether voluntary or involuntary, or at any time upon request, Employee will immediately surrender to the Company all property of the Companies in Employee’s possession, custody or control, including but not limited to any copies of materials that incorporate or are derived from Confidential Information, and certify in writing to the Company that Employee has done so.

1.6          Compliance with Pre-Existing Duties. Employee represents and warrants that Employee’s employment with the Company does not and will not breach any agreement with any former employer of Employee, including any confidentiality agreement or noncompetition agreement with a former employer. Employee shall not, during his/her employment with the Company, improperly use or disclose to any of the Companies any proprietary information or trade secrets belonging to any former employer or any other third party to whom Employee owes a duty of nondisclosure.

1.7          Information from Third Parties. Employee acknowledges that the Companies have received and will continue to receive confidential or proprietary information from third parties which the Companies must maintain in confidence and protect from unauthorized disclosure or use, including but not limited to information regarding resort and other properties and the Companies’ members and their families and guests. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use for the benefit of any person other than the Companies any such information, except where such disclosure or use is: (a) in connection with and in furtherance of Employee’s work on behalf of the Companies, (b) not otherwise contrary to applicable laws regarding trade secrets, confidential information or intellectual property; and (c) not contrary to any agreement between the third party and any of the Companies of which Employee has knowledge.

1.8          Employee Nonsolicitation Covenant. For one (1) year immediately following the termination of Employee’s employment with the Company, Employee shall not, except in furtherance of Employee’s duties as an employee of the Company, solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee of any of the Companies to reduce or terminate his/her/its employment, agency or contractor relationship with the Companies.

2.	DEVELOPMENTS.

2.1          Developments. As used herein “Development” means all products of human intelligence which have been protected or could be protected by Intellectual Property Rights (as defined hereafter), all embodiments thereof (including, without limitation, all software, hardware, information, data, documentation, materials, ideas, discoveries, concepts, processes, formulae, techniques, designs, formats, methodologies, algorithms, programs, know-how, tools, and other technology), all inventions, conceptions, developments, discoveries, creations, or works of authorship included therein or relating thereto, and all updates, upgrades, enhancements, modifications, derivatives, improvements and translations thereto, thereof or thereon, and all Intellectual Property Rights therein and relating thereto.

2.2          Intellectual Property Rights. As used herein, the term “Intellectual Property Rights” means all worldwide intellectual property and proprietary rights, including, without limitation, all trade secrets, patents and patent applications, copyrights, mask works, trademarks, trade names, service marks, trade dress, moral rights, rights in datasets and databases, contractual rights, and all other intellectual property and proprietary rights recognized by the laws of any jurisdiction or country, whether registered or unregistered.

2.3          Company Developments. As used herein, the term “Company Developments” means all Developments relating to the business of the Companies, including all such Developments made, conceived, reduced to practice, created, developed, or learned by Employee in whole or in part while employed by the Company; provided, however, Company Developments shall not include (a) Prior Developments as defined in Section 2.6 (Prior Developments) of this Agreement, or (b) Developments that are (i) wholly unrelated to the business of the Companies, and (ii) conceived, created and developed wholly on Employee’s own time and without use of personnel or resources of any of the Companies.

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2.4          Assignment of Company Developments. All Company Developments shall be the sole and exclusive property of the Company. Employee agrees to and hereby does irrevocably assign, now and in the future (when any such Company Developments or any Intellectual Property Rights therein or related thereto are first made, conceived, reduced to practice, created, developed, or learned, as applicable), to the Company (or to a third party if directed by the Company) all of Employee’s right, title, and interest in and to any and all Company Developments (and all Intellectual Property Rights therein and related thereto) made, conceived, reduced to practice, created, developed, or learned by Employee (either alone or with others) while employed by the Company. Employee retains no rights to use the Company Developments or any such Intellectual Property Rights and agrees not to challenge the validity of the Company’s ownership in any Company Developments or such Intellectual Property Rights.

2.5          Obligation to Keep Company Informed. During the period of Employee’s employment and for one (1) year thereafter, Employee will promptly and fully disclose to the Company in writing (a) all Developments authored, conceived, or reduced to practice by Employee, either alone or with others, and (b) all patent applications filed by Employee in which Employee is named as an inventor or co-inventor.

2.6          Prior Developments. Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Developments (defined below) in any Company Developments without the Company’s prior written consent. In addition, Employee agrees that Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under any open source software license (including the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company). Employee has disclosed on Exhibit A a complete list of all Developments that Employee has, or has caused to be, alone or jointly with others, conceived, reduced to practice, created or developed prior to the commencement of Employee’s employment by the Company, in which Employee has an ownership interest or which Employee has a license to use, and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Developments”). If no Prior Developments are listed on Exhibit A, Employee warrants that there are no Prior Developments. If, in the course of Employee’s employment with the Company, Employee utilizes a Prior Development in Employee’s work for the Company, Employee hereby grants the Company a nonexclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Development.

2.7          Protection and Enforcement of Intellectual Property Rights and Assistance. The Company will have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its rights in the Company Developments and all such Intellectual Property Rights. During the period of Employee’s employment and thereafter, Employee will assist the Company in every proper way to protect and enforce United States and foreign Intellectual Property Rights relating to Company Developments in all countries. In the event the Company is unable to secure Employee’s signature on any document needed in connection with such purposes, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act on Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Employee.

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2.8          Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Developments made by Employee during the period of Employee’s employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

2.9          Special Notice to Employee. This Section 2 does not require Employee to assign any of his or her rights in any Employee Development which qualifies fully for protection under California Labor Code §2870; Chapter 19 Section 805 of the Delaware Code; Chapter 765 Section 1060/2 of the Illinois Compiled Statutes; Kansas Statutes Annotated Section 44-130; Minnesota Statutes Annotated Section 181.78; North Carolina General Statutes Section 66-57.1; Revised Code of Washington Section 49.44.140; or any other equivalent law. You acknowledge that you have received and read the state law notices in Exhibit B to this Agreement.

3.	PROTECTED RIGHTS.

Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Employee) shall restrict Employee’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Employee; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); or (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee may be entitled. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Company policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

State-Specific Rights: If Employee is employed in a state listed on Exhibit C, then the applicable provisions on Exhibit C shall apply in lieu of any conflicting provision in this Agreement.

4.            NONDISPARAGEMENT. While employed by the Company and at all times thereafter, Employee shall not disclose, issue any statements, or otherwise cause to be disclosed any information which is designed, intended or might reasonable by anticipated to disparage the Company, its officers or directors, its business, its products and/or personnel and their customers. There is no disparagement under this Section 4 unless, at the time of the disclosure or statement complained of, Executive actually knows the affected party (or parties), personnel, product(s) or customer(s) in question are officers, directors, businesses, products, personnel, or customers of the Company. Nothing in this Agreement shall preclude Employee from: (i) reporting violations of law to law enforcement officials; (ii) giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding; or (iii) making truthful statements to governmental agencies such as the EEOC or SEC.

5.            SCOPE AND REMEDIES. As used herein, the phrase “while employed by the Company” includes any period of prior or subsequent service to the Company as a contractor or other non-employee service provider. Employee acknowledges and agrees that any breach by Employee of any provision of this Agreement will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement.

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6.	GENERAL

6.1 Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their terms.

6.2 Modification; Waiver. Except for judicial modification as provided in Section 4.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.3 No Effect on At-Will Employment Status. This Agreement is not intended to, and shall not be construed to, grant any employment rights to Employee beyond that of at-will employment or, if applicable, as outlined in Employee’s employment agreement as executed by the Employee and a corporate officer of the Company.,.

6.4 Survival. The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with the Company.

6.5 Governing Law and Venue. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Employee and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

6.6 Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s reasonable attorney fees incurred as a result of such breach or threatened breach.

6.7 Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Employee and Employee’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Employee may not assign this Agreement.

6.8 Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.

6.9 Complete Agreement. This Agreement is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

EMPLOYEE:	INSPIRATO, LLC

By:
Signature		Signature

Print Name		Print Name, Title

Date		Date

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EXHIBIT A

TO:	INSPIRATO, LLC

FROM:

[print name]

DATE:

SUBJECT:	Prior Developments

1.   Except as listed in Section 2 below, the following is a complete list of all inventions or improvements that related in any way to the business of the Company and that were made, conceived or first reduced to practice by me (alone or jointly with others) prior to my employment by the Company:

☐	No Developments or improvements.

☐	The following Developments:

☐	Additional sheets attached.

2.   Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Developments generally listed below for the following party(ies):

Invention or Improvement	Party(ies)	Relationship
a)
b)
c)

☐	Additional sheets attached.

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EXHIBIT B

California Labor Code Section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Chapter 19 Section 805 of the Delaware Code

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee's rights in an invention to the employee's employer shall not apply to an invention that the employee developed entirely on the employee's own time without using the employer's equipment, supplies, facility or trade secret information, except for those inventions that: (1) Relate to the employer's business or actual or demonstrably anticipated research or development; or (2) Result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

Chapter 765 Section 1060/2 of the Illinois Compiled Statutes

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Kansas Statutes Annotated Section 44-130

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:(1) The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by the employee for the employer.

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Minnesota Statutes Annotated Section 181.78

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

North Carolina General Statutes Section 66-57.1

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

Revised Code of Washington Section 49.44.140

A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

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EXHIBIT C:

State-Specific Rights

For employees who are employed in one of the following states, the applicable provisions for that state apply in lieu of any conflicting provision in the Agreement.

California

Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

The California Uniform Trade Secrets Act (Cal. Civil Code §§3426-3426.11) shall govern instead of the Delaware Uniform Trade Secrets Act (6 Del. Code §2001 et seq.).

The jury waiver in Section 6.5 shall not apply.

Illinois	Nothing in this Agreement prevents Employee from making truthful statements or disclosures regarding unlawful employment practices.
Maine

Nothing in this Agreement prevents Employee from disclosing or discussing discrimination, including harassment, occurring between employees or between an employer and an employee (a) in the workplace, (b) at work-related events coordinated by or through the employer, or (c) off the employment premises.

Employee retains the right to provide testimony or evidence, file claims or make reports to any federal or state agency that enforces employment or discrimination laws, including, but not limited to, the Maine Human Rights Commission and the Department of Labor.

New Mexico	Nothing in this Agreement prevents Employee from disclosing a claim of sexual harassment, discrimination or retaliation occurring in the workplace or at a work-related event coordinated by or though the Company.
Oregon	Nothing in this Agreement prevents Employee from disclosing or discussing conduct (a) that constitutes discrimination prohibited by ORS 659A.030 (Discrimination because of race, color, religion, sex, sexual orientation, gender identity, national origin, marital status, age or expunged juvenile record prohibited), including conduct that constitutes sexual assault, or by ORS 659A.082 (Discrimination against person for service in uniformed service prohibited) or 659A.112 (Employment discrimination), and (b) that occurred between employees or between an employer and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the employer, or between an employer and an employee off the employment premises (“Discrimination”).
Washington	Nothing in this Agreement (or any other agreement signed by Employee) prevents Employee from disclosing or discussing conduct, or the existence of a settlement involving conduct, that Employee reasonably believed under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

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